Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports second quarter 2023 results

ATLANTA, July 27, 2023 – Norfolk Southern Corporation (NYSE: NSC) announced Thursday its second quarter 2023 financial results. For the quarter, income from railway operations was $576 million, and diluted earnings per share were $1.56.

These results include a $416 million charge associated with the ongoing response to the incident in Eastern Ohio. Similar to the first quarter, the results do not reflect any amounts potentially recoverable under the company’s insurance policies, or from other third parties, which would be reflected in future periods.

Adjusting for the effects of the Eastern Ohio incident charge, second quarter results included adjusted income from railway operations of $992 million and adjusted diluted earnings per share of $2.95 – declines of 22% and 14%, respectively, compared to second quarter 2022.

“During the quarter, we delivered on our commitments to improve service, invest in safety and resiliency, and enhance the quality of life for our craft railroaders. Each of these are foundational to our strategy and position Norfolk Southern well for the future,” said Norfolk Southern President and Chief Executive Officer Alan H. Shaw. “We are committed to our long-term strategy and are positioning our franchise to take on volume growth and deliver for our customers.”

Second Quarter Summary

•	Railway operating revenues of $3.0 billion, down 8%, or $270 million, compared to second quarter 2022.

•	Income from railway operations in the second quarter 2023 was $576 million including a $416 million charge associated with the Eastern Ohio Incident, a 55% decline compared to $1.3 billion in the second quarter of 2022.

o	Adjusting for the Eastern Ohio Incident, income from railway operations was $992 million, down $279 million or 22% compared to second quarter 2022.

•	Diluted earnings per share were $1.56 in the second quarter 2023, a decline of 55% compared to second quarter 2022.

o	Adjusting for the Eastern Ohio Incident, diluted earnings per share were $2.95, down 14%, or $0.50 compared to the second quarter 2022.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and is the largest rail shipper of auto products and metals in North America. Norfolk Southern also has the most extensive intermodal network in the eastern U.S., serving a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

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Forward-looking statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, beliefs, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond our control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the SEC), as supplemented in Part II, Item 1A of our Form 10-Q to be filed with the SEC on the same date as this press release, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Reconciliation of Non-GAAP Financial Measures

Information included within this filing includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of a February 3, 2023 train derailment in East Palestine, Ohio that included 11 non-Company-owned tank cars carrying hazardous materials, fires associated with the derailment that threatened certain of the tank cars, and a controlled vent and burn procedure conducted on February 6, 2023 on the five derailed tank cars containing vinyl chloride (the Incident). The Company recognized $416 million of expenses during the second quarter related to the Incident. The income tax effect of this non-GAAP adjustment was calculated based on the applicable tax rates to which the non-GAAP adjustment related. The Company uses these non-GAAP financial measures internally and believes this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the effects of the Incident.

While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

($ in millions except per share amounts)	Second
Quarter 2023

Income from railway operations	$576
Effect of the Incident	416
Adjusted income from railway operations	$992

Diluted earnings per share	$1.56
Effect of the Incident	1.39
Adjusted diluted earnings per share	$2.95
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